Exhibit 99.2

PharmaCyte Biotech Announces Reverse Stock Split

LAGUNA HILLS, CA, July 9, 2021--(BUSINESS WIRE)—PharmaCyte Biotech, Inc. (OTCQB: PMCB) (PharmaCyte or Company), a biotechnology company focused on developing cellular therapies for cancer and diabetes using its signature live-cell encapsulation technology, Cell-in-a-Box®, today announced that it will effect a 1-for-1,500 reverse stock split of its shares of common stock, leaving the Company with only about 1.6 million issued and outstanding shares. The Company’s common stock will begin trading on a reverse split-adjusted basis on the OTCQB at the opening of the market on Monday, July 12, 2021.

The reverse stock split will reduce the number of shares of the Company’s outstanding common stock from approximately 2.4 billion shares to approximately 1.6 million shares. Proportional adjustments will be made to the Company’s outstanding stock options and outstanding warrants.

“With approximately 1.6 million shares outstanding, we believe this change will make it easier for investors to trade in our stock and is a necessary step before the Company’s common stock can be listed on a national stock exchange like Nasdaq, which is our expectation,” stated Kenneth L. Waggoner, the Company’s Chief Executive Officer.

“We believe the reverse stock split will assist the Company in pursuing additional financing activities and/or other strategic transactions to support the development of our product candidates,” Waggoner continued.

Following the reverse stock split, the Company’s common stock will continue to trade on the OTCQB under a new and temporary ticker symbol “PMCBD” for a period of 20 business days including the effective date of the reverse stock split in accordance with the requirements of the Financial Industry Regulatory Authority. At the conclusion of the 20-business day period, the Company will resume trading under its previous ticker symbol “PMCB”. The Company has been assigned a new CUSIP No. of 71715X203 for trading after the reverse stock split.

The reverse stock split will impact all holders of the Company’s common stock uniformly and will not impact any stockholder’s percentage ownership interest in the Company; however, no fractional shares will be issued in connection with the reverse stock split. If any fractional shares result from the reverse stock split, they will be rounded up to the nearest whole share. Furthermore, the reverse stock split will not affect any stockholder’s proportionate voting power, subject to the treatment of fractional shares.

At the effective time of the reverse stock split, every 1,500 shares of the Company’s shares of common stock will convert into one newly issued share of the Company’s common stock, without any change in the par value of $0.0001 per share.

After the effective time of the reverse stock split, stockholders of shares of common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split and will see the impact of the reverse stock split automatically reflected in their accounts. Beneficial holders are encouraged to contact their bank, broker or nominee for more information. Stockholders of record with shares held in certificate form will receive instructions from the Company’s stock exchange agent, American Stock Transfer & Trust Company, LLC, regarding how to exchange existing stock certificates for new book-entry statements reflecting the post-reverse stock split shares of common stock.

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About PharmaCyte Biotech

PharmaCyte Biotech, Inc. is a biotechnology company developing cellular therapies for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as “Cell-in-a-Box®”. This technology is being used as a platform upon which therapies for several types of cancer and diabetes are being developed.

PharmaCyte’s therapy for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, the chemotherapy prodrug ifosfamide that is normally activated in the liver is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside act as a “bio-artificial liver” and activate the chemotherapy prodrug ifosfamide at the site of the cancer. This “targeted chemotherapy” has proven effective and safe to use in past clinical trials and we believe results in little to no treatment related side effects.

PharmaCyte’s therapy for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human liver cell line that has been genetically engineered to produce and release insulin in response to the levels of blood sugar in the human body. PharmaCyte is also considering the use of genetically modified stem cells to treat diabetes. The encapsulation of the cell lines will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, we anticipate that they will function as a “bio-artificial pancreas” for purposes of insulin production.

Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of the management of PharmaCyte. Any statements contained in this press release that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results include our ability to up-list our common stock to a national securities exchange and then maintain such listing, raise the necessary capital to fund our operations and to find partners to supplement our capabilities and resources, satisfactorily address the issues raised by the by the U.S. Food and Drug Administration in order to have the clinical hold removed on our Investigational New Drug Applications so that we may proceed with our planned clinical trial for locally advanced and inoperable pancreatic cancer, as well as such other factors that are included in our periodic reports on Form 10-K and Form 10-Q that we file with the U.S. Securities and Exchange Commission. These forward- looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

More information about PharmaCyte Biotech can be found at www.PharmaCyte.com. Information may also be obtained by contacting PharmaCyte’s Investor Relations Department.

Contact:

Dr. Gerald W. Crabtree

Investor Relations:

PharmaCyte Biotech, Inc.

Investor Relations Department

Telephone: 917.595.2856

Email: InvestorRelations@PharmaCyte.com

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